Exhibit 99.5

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information contained in Kinder Morgan, Inc.'s filings with the Securities and Exchange Commission. Specifically, please see “Risk Factors” included in Kinder Morgan, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 for a discussion of risk factors that may affect its business. In addition, please see the risks described in Terasen Inc.’s Management’s Discussion and Analysis for the year ended December 31, 2004, which is publicly available on the website established by the Canadian Securities Administrators for electronic filing at www.sedar.com. Realization of any of those or the following risks could have a material adverse effect on KMI’s business, financial condition, cash flows and results of operations. Unless the context requires otherwise, “KMI” means Kinder Morgan, Inc. and includes Terasen Inc. after the acquisition on November 30, 2005.

KMI’s substantially increased debt as a result of the Terasen acquisition could adversely affect its financial health and make it more vulnerable to adverse economic conditions.

As a result of its acquisition of Terasen, KMI will have significantly more debt outstanding and significantly higher debt service requirements than in the recent past. As of September 30, 2005, on a pro forma basis after giving effect to the acquisition, KMI would have had outstanding approximately $7.90 billion of consolidated debt, of which approximately $2.64 billion would have been debt of KMI’s subsidiaries. As of September 30, 2005, KMI had the ability to borrow up to approximately $442.0 million under its revolving credit facility.

KMI’s increased level of debt could have important consequences, such as:

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limiting its ability to obtain additional financing to fund its working capital, capital expenditures, debt service requirements, potential growth or other purposes;

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limiting its ability to use operating cash flow in other areas of its business because it must dedicate a substantial portion of these funds to make payments on its debt;

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placing it at a competitive disadvantage compared to competitors with less debt; and

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increasing its vulnerability to adverse economic and industry conditions.

Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond KMI’s control.

KMI’s large amount of floating rate debt makes KMI vulnerable to increases in interest rates.

As of September 30, 2005, on a pro forma basis after giving effect to the acquisition of Terasen, KMI would have had outstanding approximately $7.90 billion of consolidated debt. Of this amount, excluding debt related to assets for which interest expense is passed through in KMI’s tariffs and rates, approximately 50% would have been subject to floating interest rates, either as short-term commercial paper or as long-term fixed-rate debt converted to floating rates through the use of interest rate swaps. Should interest rates increase significantly, KMI’s cash available to service its debt would be adversely affected. See note 14 of the notes to consolidated financial statements (unaudited) included in KMI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and the unaudited pro forma financial statements included in KMI’s Current Report on Form 8-K/A filed on December 6, 2005, for additional information.

KMI is dependent upon the earnings and distributions of Kinder Morgan Energy Partners.

For the nine months ended September 30, 2005, approximately 52% (39% on a pro forma basis after giving effect to KMI’s acquisition of Terasen) of KMI’s total segment earnings plus earnings attributable to its investment in Kinder Morgan Energy Partners was attributable to its general and limited partner interests in Kinder Morgan Energy Partners. A significant decline in Kinder Morgan Energy Partners’ earnings and/or cash distributions would have a corresponding negative impact on KMI.

Competition could ultimately lead to lower levels of profits and adversely impact KMI’s ability to recontract for expiring transportation capacity at favorable rates.

For the nine months ended September 30, 2005, Natural Gas Pipeline Company of America, or NGPL, represented approximately 41% (31% on a pro forma basis after giving effect to KMI’s acquisition of Terasen) of KMI’s total segment earnings plus earnings attributable to its investment in Kinder Morgan Energy Partners. NGPL is an interstate natural gas pipeline that is a major supplier to the Chicago, Illinois area. In the past, interstate pipeline competitors of NGPL have constructed or expanded pipeline capacity into the Chicago area. To the extent that an excess of supply into this market area is created and persists, NGPL’s ability to recontract for expiring transportation capacity at favorable rates could be impaired. Contracts representing approximately 6.4% of NGPL’s total long-haul, contracted firm transport capacity as of November 30, 2005 have not been renewed and are scheduled to expire before the end of 2006.

Terasen's Trans Mountain subsidiary’s pipeline to the West Coast of North America and the Express System, in which Terasen owns an interest, to the U.S. Rocky Mountains and Midwest are two of several pipeline alternatives for Western Canadian petroleum production. Throughput on these pipelines may decline if tolls become uncompetitive compared to alternatives. Terasen’s oil transportation business competes against other pipeline companies who could be in a position to offer different tolling structures, which may provide a competitive advantage in new pipeline development.

Terasen’s Trans Mountain subsidiary’s tolling arrangement with shippers is expiring and must be extended or renewed.

In November 2000, Terasen’s Trans Mountain subsidiary and shipper representatives reached a negotiated Incentive Toll Settlement, or ITS, to determine Trans Mountain’s tolls for the period 2001-2005 for use of the Trans Mountain pipeline network. This agreement was approved by the Canadian National Energy Board on March 22, 2001 to take effect as of January 1, 2001. Trans Mountain has initiated discussions with shipper representatives to extend or renew the 2001-2005 ITS. There is no certainty as to whether a new toll settlement will be entered into, or what the terms of a new toll settlement might be. KMI’s earnings could be negatively impacted in 2006 depending on the final tolling arrangements with shippers.

The rates (which include reservation, commodity, surcharges, fuel and gas lost and unaccounted for) KMI charges shippers on its pipeline systems and the rates its natural gas distribution operations can charge are subject to regulatory approval and oversight.

While there are currently no material proceedings challenging the rates on any of KMI’s natural gas pipeline systems, regulators and shippers on these pipelines do have rights to challenge the rates they are charged under certain circumstances prescribed by applicable regulations. KMI can provide no assurance that it will not face challenges to the rates it receives on its pipeline systems in the future. Any successful challenge could adversely affect future earnings and cash flows.

As part of the establishment of the rates which gas distribution operations can charge their customers, utility regulators, including the British Columbia Utility Commission, or BCUC, generally establish a rate base and a reasonable and fair return for the utility upon that rate base. The allowed rates of return on KMI’s gas distribution operations are calculated differently and vary in amount in different jurisdictions. In British Columbia, the allowed rates of return on equity are determined annually by the BCUC based on a formula that applies a risk premium to a forecast of long-term Government of Canada bond yields. The allowed returns on equity for Terasen Gas and Terasen Gas (Vancouver Island), or TGVI, are determined by formulae that result in lower allowed returns on equity if long-term Government of Canada bond yields decline. Most rates in British Columbia are established using a future test year which has forecasts of the volume of gas that will be sold and transported and the costs, including the rate of return, that the utility will incur with cost and revenue tracking and sharing mechanisms that result in annual rate adjustments. Terasen Gas and TGVI have performance-based rate agreements expiring in 2007. There can be no assurance that new rate agreements will be entered into or that the regulatory process in which rates are determined will always produce rates that will result in full recovery of KMI’s British Columbia gas distribution operation’s costs.

Sustained periods of weather inconsistent with normal in areas served by KMI’s natural gas distribution operations can create volatility in its earnings.

KMI’s operating results may fluctuate on a seasonal basis. Weather-related factors such as temperature and rainfall at certain times of the year affect KMI’s earnings, principally in its retail natural gas distribution business. Sustained periods of temperatures and rainfall that differ from normal can create volatility in KMI’s earnings. In many areas, natural gas consumption patterns peak in the winter, especially for KMI’s retail natural gas distribution operations. Those operations normally generate higher net earnings in the first and fourth quarters, which are offset to some extent by lower earnings or net losses in the second and third quarters.

Proposed rulemaking by the FERC, the BCUC or other regulatory agencies having jurisdiction could adversely impact KMI’s income and operations.

Generally speaking, new laws or regulations or different interpretations of existing laws or regulations applicable to KMI’s assets could have a negative impact on its business, financial condition and results of operations.

Environmental regulation and liabilities could result in increased operating and capital costs.

KMI’s business operations are subject to federal, state, provincial and local laws and regulations relating to environmental protection, pollution and human health and safety in the United

States and Canada. For example, if an accidental leak or spill occurs at or from KMI’s pipelines, or at or from its storage or other facilities, it may experience significant operational disruptions and it may have to pay a significant amount to clean up the leak or spill, pay for government penalties, address natural resource damages, compensate for human exposure, install costly pollution control equipment, or a combination of these and other measures. The resulting costs and liabilities could negatively affect KMI’s level of earnings and cash flow. In addition, emission controls required under federal, state and provincial environmental laws could require significant capital expenditures at KMI’s facilities. The impact of environmental standards or future environmental measures could increase KMI’s costs significantly. Since the costs of environmental regulation are already significant, additional or stricter regulation or enforcement could negatively affect KMI’s business.

KMI owns or operates numerous properties that have been used for many years in connection with its business activities. While KMI has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other hazardous substances may have been released at or from properties owned, operated or used by KMI or its predecessors, or at or from properties where their wastes have been taken for disposal. In addition, many of these properties have been owned and/or operated by third parties whose management, use and disposal of hydrocarbons or other hazardous substances were not under KMI’s control. These properties and the hazardous substances released and wastes disposed thereon may be subject to laws in the United States such as the Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law, which impose joint and several liability without regard to fault or the legality of the original conduct. Under the regulatory schemes of the various provinces, such as British Columbia’s Environmental Management Act, Canada has similar laws with respect to properties owned, operated or used by KMI or its predecessors. Under such laws and implementing regulations, KMI could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination caused by prior owners or operators. Imposition of such liability schemes could have a material adverse impact on KMI’s operations and financial position.

Current or future distressed financial condition of customers could have an adverse impact on KMI’s operations in the event these customers are unable to pay KMI for the products or services it provides.

Some of KMI’s customers are experiencing severe financial problems, and other customers may experience severe financial problems in the future. The bankruptcy of one or more of them, or some other similar proceeding or liquidity constraint, might make it unlikely that KMI would be able to collect all or a significant portion of amounts owed by the distressed entity or entities. In addition, such events might force such customers to reduce or curtail their future use of KMI’s products and services, which could have a material adverse effect on its operations and financial condition.

Increased regulatory requirements relating to the integrity of KMI’s pipelines will require KMI to spend additional money to comply with these requirements.

Through its regulated pipeline subsidiaries, KMI is subject to extensive laws and regulations related to pipeline integrity. There are, for example, federal guidelines for the U.S. Department of Transportation and pipeline companies in the areas of testing, education, training and communication. KMI has increased and expects to significantly increase its capital expenditures to address these matters. Additional laws and regulations that may be enacted in the future could significantly increase the amount of these expenditures.

The failure to successfully integrate Terasen’s operations with those of KMI could adversely impact KMI’s results of operations. This would also be true for any other significant acquisition.

The integration of Terasen and other companies that have previously operated separately involves a number of risks, including:

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demands on management related to the increase in size after the acquisition,

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the diversion of management’s attention from the management of daily operations, difficulties in implementing or unanticipated costs of accounting, estimating, reporting and other systems,

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difficulties in the assimilation and retention of necessary employees, and

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potential adverse effects on results of operations.

KMI regularly considers and enters into discussions regarding potential acquisitions and is currently contemplating potential acquisitions. While there are currently no unannounced purchase agreements for the acquisition of any material business or assets, such transactions can be effected quickly, may occur at any time and may be significant in size relative to KMI’s existing assets or operations.

Future business development of KMI’s products pipelines is dependent on the supply of, and demand for, crude oil and other liquid hydrocarbons, particularly from the Alberta oilsands.

KMI’s pipelines depend on production of natural gas, oil and other products in the areas serviced by its pipelines. Without reserve additions, production will decline over time as reserves are depleted and production costs may rise. Producers may shut down production at lower product prices or higher production costs, especially where the existing cost of production exceeds other extraction methodologies, such as at the Alberta oilsands. Producers in areas serviced by KMI may not be successful in exploring for and developing additional reserves, and the gas plants and the pipelines may not be able to maintain existing volumes of throughput. Commodity prices may not remain at a level which encourages producers to explore for and develop additional reserves, produce existing marginal reserves or renew transportation contracts as they expire.

Changes in the business environment, such as a decline in crude oil prices, an increase in production costs from higher feedstock prices, supply disruptions, or higher development costs, could result in a slowing of supply from the Alberta oilsands. In addition, changes in the regulatory environment or governmental policies, such as the Kyoto Protocol, may have an impact on the supply of crude oil. Each of these factors impact KMI customers shipping through its pipelines, which in turn could impact the prospects of new transportation contracts or renewals of existing contracts.

Throughput on KMI’s products pipelines may also decline as a result of changes in business conditions. Over the long term, business will depend, in part, on the level of demand for oil and natural gas in the geographic areas in which deliveries are made by pipelines and the ability and willingness of shippers having access or rights to utilize the pipelines to supply such demand. The implementation of new regulations or the modification of existing regulations affecting the oil and gas industry could reduce demand for natural gas and crude oil, increase KMI’s costs and may have a material adverse effect on KMI’s results of operations and financial condition. KMI cannot predict the impact of future economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation or technological advances in fuel economy and energy generation devices, all of which could reduce the demand for natural gas and oil.

KMI is subject to U.S. dollar/Canadian dollar exchange rate fluctuations.

As a result of KMI’s acquisition of Terasen, a significant portion of KMI’s assets, liabilities, revenues and expenses will be denominated in Canadian dollars. KMI is a U.S. dollar reporting company. Fluctuations in the exchange rate between United States and Canadian dollars could expose KMI to reductions in the U.S. dollar value of its earnings and cash flows and a reduction in stockholders’ equity under applicable accounting rules.